As filed with the Securities and Exchange Commission on April 30, 1999

                                                        Registration No.
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
--------------------------------------------------------------------------------


                                    FORM S-3
                                    ________

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                 ---------------

                              DIALOGIC CORPORATION
             (Exact name of registrant as specified in its charter)

       New Jersey                                          22-2476114
(State or other jurisdiction of                           (I.R.S. Employer
 incorporation or organization)                            Identification No.)

                               1515 U.S. Route Ten
                          Parsippany, New Jersey 07054
                                 (973) 993-3000
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)
                                 ---------------

                                THEODORE M. WEITZ
                  Vice President, General Counsel and Secretary
                               1515 U.S. Route Ten
                          Parsippany, New Jersey 07054
                                 (973) 993-3000

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 ---------------

                                    Copy to:
                            Peter H. Ehrenberg, Esq.
                              Lowenstein Sandler PC
                              65 Livingston Avenue
                           Roseland, New Jersey 07068
                                 ---------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------

                                                                          Proposed
                                                       Proposed           maximum
   Title of each class                                 maximum            aggregate              Amount of
   of securities to be         Amount to be            offering price     offering               registration
   registered                  registered              per unit (1)       price (1)              fee
-------------------------------------------------------------------------------------------------------------------

Common Stock,
no par value                   720,550 Shares          $27.875            $20,085,332            $5,584
------------------------------------------------------------------------------


(1) Pursuant to Rule 457(c), the proposed maximum offering price per unit is estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low sale prices of the Common Stock on the NASDAQ National Market System on April 27, 1999.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------

                              DIALOGIC CORPORATION
                                  ------------

                                 720,550 Shares
                                  Common Stock

     On March 1, 1999, Microsoft Corporation, a Washington corporation ("Microsoft" or the "Selling Shareholder"), acquired from Dialogic Corporation a total of 860,681 shares of Dialogic Common Stock and a warrant entitling Microsoft to purchase up to an additional 279,869 shares of Dialogic Common Stock. This prospectus refers to the offer and sale by the Selling Shareholder of a total of 720,550 of these shares, including all of the shares which may be purchased upon exercise of the warrant. The term "Selling Shareholder" refers to Microsoft and certain other persons referred to under "Plan of Distribution."

          Dialogic's Common Stock is listed on the Nasdaq National Market System
under the symbol "DLGC".  On             , 1999, the closing sales price of the
Common Stock on the Nasdaq National Market System was $ .

     The Selling Shareholder will sell its shares of Common Stock at prevailing market prices. Dialogic will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Shareholder.

     Dialogic's principal executive offices are located at 1515 U.S. Route Ten, Parsippany, New Jersey 07054, and its telephone number is (973) 993-3000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                     The date of this Prospectus is             , 1999.

                             ADDITIONAL INFORMATION

     We file annual, quarterly, and current reports, proxy statements, and other documents with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov where certain reports, proxy and information statements, and other information regarding issuers (including Dialogic Corporation) may be found. You can also obtain copies of some of our periodic reports and proxy statements from our Internet site at http://www.dialogic.com.

     This Prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this Prospectus regarding Dialogic and our Common Stock, including certain exhibits. You can get a copy of the registration statement from the SEC at the address listed above or from its Internet site.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate" into this Prospectus information we file with it in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this Prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this Prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of these shares:

     (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     (b) Current Report on Form 8-K filed on March 22, 1999;

     (c) Current Report on Form 8-K filed on April 20, 1999; and

     (d) The description of Dialogic's Common Stock set forth in the Registration Statement on Form 8-A filed by us with the SEC on April 7, 1994 pursuant to Section 12 of the Securities Exchange Act, and any amendment or report filed for the purpose of updating any such description.

     We will provide without charge to each person, including any beneficial owner of Common Stock, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference in this Prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests should be directed to Dialogic Corporation, 1515 U.S. Route Ten, Parsippany, New Jersey 07054, Attention: Theodore M. Weitz, Secretary; telephone number (973) 993-3000.

     You should rely only on the information contained in or incorporated by reference in this document. We have not authorized anyone to provide you with information that is different. The Common Stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of this Prospectus.

                                   THE COMPANY

     Dialogic Corporation, formed in 1983, is the global leader in open computer telephony and provides the critical building blocks and technical services that enable partners to develop solutions for the converging voice and data networks. Dialogic products are used in voice, fax, data call center management and Internet Protocol telephony applications in both customer premise equipment and public network environments.


                               SELLING SHAREHOLDER

     On March 1, 1999, Dialogic entered into a Common Stock and Warrant Purchase Agreement (the "Purchase Agreement") with Microsoft, pursuant to which Microsoft purchased (a) 860,681 shares of Common Stock and (b) a warrant entitling
Microsoft to purchase 279,869 shares of Common Stock at a price of $35.19 per share, for an aggregate purchase price of $24,228,170.15. The warrant has a term of four years and is exercisable at a price of $35.19 per share. Both the issued shares and the shares resulting from the exercise of the warrant are subject to a lockup period beginning on March 2, 1999. During the first year of the lockup period, Microsoft may sell none of the shares, and may only sell 50% of the shares in the second year of the lockup period. Thereafter, all shares may be freely sold. On March 2, 1999, Dialogic issued the shares and warrant to Microsoft.


                              PLAN OF DISTRIBUTION

     We are registering the shares of Common Stock covered by this Prospectus for the Selling Shareholder. As used in this Prospectus, "Selling Shareholder" includes the pledgees, donees, transferees or others who may later hold Microsoft's interests in accordance with the terms of the Purchase Agreement. We will pay the costs and fees of registering the shares of Common Stock covered by this Prospectus, but the Selling Shareholder will pay any brokerage commissions, discounts or other expenses relating to the sale of such shares.

     The Selling Shareholder may sell the shares of Common Stock in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the Selling Shareholder may sell some or all of its shares of Common Stock covered by this Prospectus through:

     o a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

     o purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or o ordinary brokerage transactions and transactions in which a broker solicits purchasers.

         When selling the shares of Common Stock, the Selling Shareholder may enter into hedging transactions so long as such transactions do not violate the terms of the Purchase Agreement. For example, the Selling Shareholder may:


     o enter into transactions involving short sales of the common shares by broker-dealers; o sell shares of Common Stock short themselves and redeliver such shares to close out their short positions;

     o enter into option or other types of transactions that require the Selling Shareholder to deliver shares of Common Stock to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

     o loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

         The Selling Shareholder may negotiate and pay broker-dealers commissions, discounts or concessions for their services, provided that no such commissions, discounts or concessions are paid by Dialogic. Broker-dealers engaged by the Selling Shareholder may allow other broker-dealers to participate in resales. However, the Selling Shareholder and any broker-dealers involved in the sale or resale of the common shares may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933 (the "1933 Act"). In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the 1933 Act. If the Selling Shareholder qualifies as an "underwriter," the Selling Shareholder will be subject to the prospectus delivery requirements of Section 5(b)(2) of the 1933 Act.

         In addition to selling their shares of Common Stock under this Prospectus, the Selling Shareholder may, so long as such actions are in accordance with the terms of the Purchase Agreement:

     o    agree  to  indemnify  any   broker-dealer  or  agent  against  certain
          liabilities related to the selling of the shares of Common Stock, including liabilities arising under the 1933 Act;

     o transfer shares of Common Stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

     o sell shares of Common Stock under Rule 144 of the 1933 Act rather than under this Prospectus, if the transaction meets the requirements of Rule 144.

                                 USE OF PROCEEDS

     Dialogic will not receive any proceeds from the sale of Common Stock by the Selling Shareholder.


                           FORWARD LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for "forward-looking statements" (as defined in the Act). This Prospectus may include or incorporate by reference forward-looking statements which reflect Dialogic's current view (as of the date such forward-looking statement is made) with respect to future events, prospects, projections or financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from those made, implied or projected in such statements. These uncertainties and other factors are set forth in Dialogic's Annual Report on Form 10-K for the year ended December 31, 1998 and are incorporated by reference herein. The words "believe," "expect," "anticipate," "project," and similar expressions identify "forward-looking statements," which speak only as of the date the statement was made. Dialogic undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                                     EXPERTS

     The consolidated  financial  statements and the related financial statement schedule incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution


         Securities and Exchange Commission
             registration fee....................................... $5,584
         Legal fees and expenses....................................  2,000
         Accounting fees and expenses...............................  4,000
         Miscellaneous expenses.....................................  2,000
             Total..................................................$13,584
                                                                     ======

     No portion of the foregoing expenses will be borne by the Selling Shareholder.

     All expenses other than the Securities and Exchange Commission registration fee are estimated.

Item 15.  Indemnification of Directors and Officers

     Under the Company's Restated Certificate of Incorporation, every person who is or was a director, officer or corporate agent of Dialogic is entitled to receive indemnification from Dialogic to the fullest extent permitted by law. Under New Jersey law, directors and officers may be indemnified in certain situations, subject to Dialogic's having taken certain actions and the directors and officers having met certain specified standards of conduct. Dialogic currently maintains a directors' and officers' insurance policy which provides liability coverage with respect to its directors and officers.

     In addition, Dialogic's Restated Certificate of Incorporation eliminates the personal liability of directors and officers to Dialogic and its shareholders for the breach of any duty owed to Dialogic or its shareholders except to the extent that an exemption from personal liability is not permitted under the New Jersey Business Corporation Act. Each director and officer has a fiduciary duty to manage the affairs of Dialogic with the same degree of care as would be applied by an "ordinarily prudent person under similar circumstances". The provisions of Dialogic's Restated Certificate of Incorporation which eliminate the personal liability of directors and officers do not, in any way, eliminate or limit the liability of a director or officer for breaching his duty of loyalty (i.e., the duty to refrain from fraud, self-dealing and transactions involving improper conflicts of interest) to Dialogic or its shareowners, failing to act in good faith, knowingly violating a law or obtaining an improper personal benefit and do not have any effect on the availability of equitable remedies.

     See also the undertakings set forth in response to item 17 herein.

Item 16.  Exhibits


         3.1 Restated Certificate of Incorporation of Dialogic Corporation is incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 (file no. 33-59598).

         3.2 By-laws of Dialogic Corporation, as amended, are incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 (file no. 33-59598).

         5.1      Opinion of Lowenstein Sandler PC.

         10.1 Common Stock and Warrant Purchase Agreement, dated as of March 1, 1999, by and between Microsoft Corporation and the Company is incorporated by reference to Exhibit 10.13 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

         23.1     Consent of Deloitte & Touche LLP

         23.2     Consent of Lowenstein Sandler PC is included in Exhibit 5.1.

         24.1     Power of Attorney.

Item 17.  Undertakings

     The undersigned Registrant hereby undertakes:

     A. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act"), unless the foregoing information is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement; and

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, unless the foregoing information is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

     B. That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     C. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     D. That for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     E. That insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on the 29th day of April, 1999.

                                      DIALOGIC CORPORATION


                                      By:/s/ Thomas G. Amato
                                         Thomas G. Amato, Vice President,
                                         Chief Financial Officer and Treasurer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/  Howard G. Bubb*                President, Chief Executive    April 29, 1999
--------------------
Howard G. Bubb                      Officer and Director


/s/  Nicholas Zwick*                Chairman of the Board         April 29, 1999
----------------------------------  and Director
Nicholas Zwick


/s/  Kenneth J. Burkhardt, Jr.*     Director                      April 29, 1999
------------------------------
Kenneth J. Burkhardt, Jr.


/s/ Thomas G. Amato*                Vice President, Chief         April 29, 1999
------------------------------      Financial Officer and
Thomas G. Amato                     Treasurer

/s/  Jean M. Beadle*                Chief Accounting              April 29, 1999
----------------------------------  Officer and Controller
Jean M. Beadle


/s/  Masao Konomi*                   Director                     April 29, 1999
-------------------------------
Masao Konomi


/s/  John N. Lemasters*              Director                     April 29, 1999
------------------------------
John N. Lemasters

/s/  Francis G. Rodgers*             Director                     April 29, 1999
------------------------------
Francis G. Rodgers


/s/  James J. Shinn*                 Director                     April 29, 1999
------------------------------
James J.Shinn

By: /s/ Theodore M. Weitz
    --------------------------
        Theodore M. Weitz
        Attorney-in-Fact

                                  EXHIBIT INDEX



     3.1 Restated Certificate of Incorporation of Dialogic Corporation is incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 (file no. 33-59598).

     3.2 By-laws of Dialogic Corporation, as amended, are incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 (file no. 33-59598).

     5.1  Opinion of Lowenstein Sandler PC.

     10.1 Common Stock and Warrant Purchase Agreement, dated as of March 1, 1999, by and between Microsoft Corporation and the Company is incorporated by reference to Exhibit 10.13 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

     23.1 Consent of Deloitte & Touche LLP

     23.2 Consent of Lowenstein Sandler PC is included in Exhibit 5.1.

     24.1 Power of Attorney.